Contact: Wayne I. Danson Chief Executive Officer Ph: 646-227-1600

Advanced Communications Appoints Industry Leader as Chief
Operating Officer and Seasoned Financial Expert as New Chief Financial Officer

New York, New York, September 25, 2006 -- Advanced Communications Technologies, Inc. (OTC Bulletin Board: ADVC) a New York-based company that specializes in the technology after-market service and supply chain known as the reverse logistics industry, announced today that Steven Miller and John Donahue have been appointed the company’s Chief Operating Officer and Chief Financial Officer, respectively, effective immediately.

Steven Miller, a seasoned and well-known industry leader with 24 years of experience in service management, served for ten years as Senior Director of Service Operations for N.E.W. Customer Service Companies, Inc., the nation’s largest privately held third party administrator/reinsurer providing warranty policies for consumer electronic goods. There, he built and managed the team that developed new service offerings and currently delivers more than 3 million service events per year, representing $400 million in claims payments. Prior to this, Steven was the Director of North American Service Operations with Sharp Electronics with responsibility for all North American parts distribution, board level repairs and product refurbishment operations at Sharp’s headquarters in Romeoville, IL. Previously, for ten years he was responsible for shop and field service as well as parts inventory and parts sales for several large-market locations for General Electric/RCA, where he was Area Manager for GE Consumer Services. Steven is currently a Board Member of NESDA (National Servicing Dealers Association of America).

Jack Donahue has over 30 years of experience in corporate finance, M&A and public accounting and has held senior executive positions at several private and public companies. For the past seven years, Jack served as VP and CFO for Online Benefits, Inc., a New York-based firm specializing in the design, licensing and hosting of employee benefit administration software programs. Previously, Jack was VP and CFO of Mast Resources, Inc., a merchant bank, working closely with senior management of portfolio companies on a wide variety of day-to-day operating, financial and long-term strategic issues, as well as performing preliminary assessments, due diligence and proposing capital structures in connection with numerous investment opportunities. Jack was also VP and CFO of Catalyst Energy Corp, a NYSE-listed company, and began his career with Price Waterhouse, LLP, where he was Senior Audit Manager.

Steven and Jack will work closely with Wayne Danson, Chief Executive Officer, to implement the company’s strategic growth plans and manage its operations and financial matters.

“Steven’s depth of experience in and understanding of service management operations, as well as his executive leadership background and extensive resume of senior positions with reputable Fortune 500 companies makes him the right candidate at this time”, said Wayne Danson, Chief Executive Officer of Advanced Communications.  “His record of success building the reverse logistics sector for N.E.W., the country’s largest third party administrator, also speaks well of his ability to deliver quality results and help lead us into our next phase of growth.”

Danson continued, “Jack Donahue has been closely involved with several opportunities similar to that presented by the company. He has worked with fast growing, acquisition-oriented companies that required developing financial and management reporting systems, building a strong financial team, and generally building the infrastructure needed to manage a dynamic business. We have reached the point of needing to bolster our management team in preparation for the significant planned expansion that lies ahead.”

Lisa Welton, President and CEO of Cyber-Test, said, “Steven Miller and I have worked closely together for over five years as Cyber-Test has remained a solid and reliable client of N.E.W. for years. His credibility, leadership, motivation and professionalism is top notch and I can’t think of a more qualified individual to run things for us corporate-wide”.

In addition, Anthony Lee has been appointed Controller for the company, also effective immediately. Tony has over 20 years of CFO and Controller experience in finance and public accounting with companies including Pacific Magtron International, Bank of America and Arthur Young & Company.

About Advanced Communications Technologies
Advanced Communications is a New York-based company specializing in the technology after-market service and supply chain, known as reverse logistics. Its principal operating unit, Encompass Group Affiliates, acquires businesses that provide computer and electronic repair services, and asset distribution and end-of-lifecycle services. Encompass owns Cyber-Test, an electronic equipment repair company that provides repair and reverse logistics services to third-party warranty companies that service OEMs, national retailers and national office equipment dealers. Cyber-Test’s services include advance exchange, depot repair, call center support, parts and warranty management, repair of fax machines, printers, scanners, laptops, monitors and multi-function units, including PDAs and digital cameras. For more information, visit Cyber-Test’s website at http://www.equipfix.com.

This release and oral statements made from time to time by Advanced Communications’ representatives concerning the same subject matter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as “expects,” “anticipate,” “plans,” “should,” “believes,” “will,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, as well as inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Advanced Communications with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.